Exhibit 99.5

ENTECH SOLAR, INC. NOTICE TO STOCKHOLDERS

WHO ARE ACTING AS NOMINEES

Up to [—] Shares of Entech Solar, Inc. Common Stock

Issuable Upon Exercise of Transferable Rights

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Entech Solar, Inc. (the “Company”) of transferable rights to subscribe for shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by stockholders of record as of 5:00 p.m., New York City time, on [—], 2009 (the “Record Date”).

Pursuant to the offering, the Company is issuing rights (the “Rights”) to subscribe for up to [—] shares of its Common Stock, on the terms and subject to the conditions described in the Company’s prospectus, dated [—], 2009 (the “Prospectus”). The Rights may be exercised by holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on [—], 2009, unless extended or earlier terminated by the Company in its sole discretion (as such date may be extended, the “Expiration Date”). The Rights are transferable and we intend to apply for the Rights to be quoted on the National Association of Securities Dealers Over-The-Counter Bulletin Board under the ticker symbol “ENSLR.OB” from [—], 2009 until 5:00 p.m. New York City time on the date that is one (1) business day prior to the Expiration Date. There is no guarantee that the application for quotation of the rights will be accepted.

As described in the Prospectus, Rights Holders will be entitled to purchase 0.XXXX of a share of Common Stock for every Right held, which is referred to as the “Basic Subscription Right.” The subscription price is 0.XX per share of Common Stock (the “Subscription Price”).

If any shares of Common Stock available for purchase in the offering are not subscribed for by Rights Holders pursuant to the Basic Subscription Right (the “Remaining Shares”), a Rights Holder that has exercised fully its Rights pursuant to the Basic Subscription Right may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration and availability (the “Over-Subscription Privilege”).

We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

Enclosed are copies of the following documents:

1.	Prospectus dated [—], 2009;

2.	Form of letter which may be sent to beneficial holders of the Company’s Common Stock;

3.	Notice of Guaranteed Delivery; and

4.	Beneficial Owner Election Form.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire automatically and will have no value.

Additional copies of the enclosed materials may be obtained from the Information Agent, Georgeson Inc., toll-free at the following telephone number: (800) 676-0098. You are encouraged to contact Georgeson Inc. if you have any questions concerning this Rights Offering.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.